Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for Fourth Quarter and Full Year 2022

Conference Call and Live Audio Webcast Scheduled for Today, April 3, 2023, at 10:00 a.m. ET

Corporate Highlights

•	Jody Staggs named President and Chief Executive Officer
•	Appointed Laurie Dotter as Chair of the Board and Jerry Albright to the Board of Directors
•	Restructuring at Enteris with quarterly operating expenses expected to decline by over $1.0 million per quarter by third quarter 2023
•	Repurchased 29,438 shares of common stock during the quarter for a total cost of $0.5 million and YTD 2023 have purchased an additional 27,291 shares of common stock for a total cost of $0.5 million

Finance Receivables Segment Update

•	Fourth quarter 2022 GAAP net income was $2.8 million, compared with net income of $6.3 million for the fourth quarter 2021. A $5.2 million upward revaluation of the contingent consideration liability contributing to pre-tax net loss during the fourth quarter 2022.
•	Fourth quarter 2022 finance receivables segment adjusted non-GAAP net income was $4.4 million, compared with non-GAAP net income of $6.9 million for the fourth quarter of 2021. During fourth quarter 2022 SWK fully reserved the $3.5 million TRT investment
•	As of December 31, 2022, investment assets were an all-time high of $237.9 million, a 25.4% increase from December 31, 2021
•	Closed one new royalty transaction during the quarter and an additional new loan after quarter close, cumulatively totaling $25.6 million of committed capital
•	As of December 31, 2022, book value per share was $21.80, a 4.7% increase from December 31, 2021, and non-GAAP tangible financing book value per share was $19.02, a 5.7% increase from December 31, 2021
•	Fourth quarter 2022 finance portfolio effective yield was 13.9%, a 10 bps increase from December 31, 2021

Dallas, TX, April 3, 2023 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the fourth quarter ended December 31, 2022.

“During the fourth quarter, our finance receivable portfolio reached an all-time high of $236.6 million while maintaining an attractive return profile with an effective yield of 13.9%,” stated Jody Staggs, President and CEO of SWK. “Additionally, we have taken steps to position SWK for a period of sustainable growth and value creation. We have increased the underwriting team and enhanced our sourcing and underwriting process to support sustainable growth in finance receivables, while we continue to work towards an improved capital structure. We believe these steps position SWK and its tailored financial solutions to meet the needs of life science companies in the current market environment.”

Mr. Staggs continued, “We took action to improve the performance of our Enteris operating subsidiary and are pleased new CEO, Dr. Paul Shields, has both decreased operating expenses while planting the seeds for CDMO revenue growth. We believe Enteris has multiple valuable assets and are working with Dr. Shields, as well as an external advisor to maximize the value of these assets.”

“Looking ahead, our strategy remains focused on identifying companies, entrepreneurs, and intellectual property that would benefit from our financing structures and where we believe strong risk-adjusted returns are likeliest to be achieved. We are particularly focused on companies that can use our capital to grow sales of differentiated and strategically valuable life science products. Finally, our ongoing 10b5-1 program reflects the Board of Director’s confidence in our strategy and financial position and illustrates our ongoing commitment to accretive capital deployment.”

Fourth Quarter 2022 Financial Results

For the fourth quarter 2022, SWK reported total revenue of $9.8 million, a 34.5% decrease compared to $15.0 million for the fourth quarter 2021. The $5.2 million decrease in revenue consisted of a $5.4 million decrease in Pharmaceutical Development segment revenue and a $0.3 million increase in Finance Receivables segment revenue. The decrease in Pharmaceutical Development segment revenue included $5.0 million of milestone revenue related to Enteris’ License Agreement with Cara received during the three months ended December 31, 2021 that did not repeat during the three months ended December 31, 2022. The $0.3 million increase in Finance Receivables segment revenue was due to an $0.8 million increase in interest and fees earned on finance receivables, which was partially offset by a $0.5 million net decrease in royalty revenue due to the achievement of return premiums that caused a step down in royalty rates.

Net loss before income tax benefit for the fourth quarter of 2022 was $4.4 million compared to pre-tax net income of $8.4 million for the same period the previous year. The year-over-year decrease is primarily due to a $5.4 million decrease in revenue from our Pharmaceutical Development segment, provision for credit loss expense of $3.5 million, and $5.2 million of contingent consideration remeasurement expense. The decrease was partially offset by a $1.4 million decrease in general and administrative expense and a $0.3 million increase in revenues from our Finance Receivables segment.

For the fourth quarter 2022, GAAP net income was $2.8 million, compared to $6.3 million for the fourth quarter 2021. For the fourth quarter 2022, non-GAAP adjusted net income was $1.6 million, compared with $9.5 million for the fourth quarter 2021. Non-GAAP adjusted net income for the Finance Receivables segment was $4.4 million, compared with $6.9 million for the fourth quarter 2021.

During the year ended December 31, 2022, there were $45.7 million of loan repayments and royalty paydowns, which were partially offset by $95.9 million of new and existing investment funding. As a result, income-producing assets (defined as finance receivables and corporate debt securities) totaled $236.6 million as of December 31, 2022. This is a 30.2% increase compared with income-producing assets of $181.7 million as of December 31, 2021. Total investment assets, which include income-producing assets plus equity-linked securities, totaled $237.9 million as of December 31, 2022, compared with total investment assets of $189.6 million as of December 31, 2021.

Book value per share was $21.80 as of December 31, 2022, compared to $20.82 as of December 31, 2021. Non-GAAP tangible financing book value per share totaled $19.02 as of December 31, 2022, a 5.7% increase from $18.00 as of December 31, 2021. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.

Tables detailing SWK’s financial performance for the fourth quarter 2022 are below.

Portfolio Status

SWK closed a royalty during the quarter, deploying $18.1 million with another $2.4 million in unfunded commitments. The royalty is derived from Japanese sales of a female health pharmaceutical as well as U.S. sales of a cystic fibrosis treatment. The commitment includes the cost to hedge approximately 80% of the Japanese yen exposure. During the quarter SWK advanced an additional $5.9 million to existing borrowers.

Post the quarter, SWK closed a $5.0 million secured loan to NeoLight, LLC, a medical device company which markets devices for the neonatal market. Post quarter close, SWK advanced an incremental $7.9 million to existing borrowers.

As of December 31, 2022, SWK had $11.9 million of unfunded commitments.

During the fourth quarter of 2022, SWK sold all shares of Harrow Health and Bioventus for proceeds of $4.2 million. SWK also divested its Narcan royalty for $2.5 million and has no remaining economic interest in the product.

As of December 31, 2022, non-accrual loans totaled $11.3 million, while non-accrual royalty purchases, net of credit loss allowances, totaled $6.7 million. The secured royalty to Ideal Implant was moved to the non-accrual category during the quarter. The $11.3 million loan to Flowonix Medical, Inc. remains on non-accrual, and SWK continues to work with the company to achieve a resolution.

During the fourth quarter of 2022, SWK fully reserved the $3.5 million TRT investment.

For the fourth quarter 2022, the realized yield of the finance receivables portfolio was 11.0%, versus 20.1% for the same period of the previous year. The fourth quarter 2022 realized yield was negatively impacted by the $3.5 million reserve taken against the TRT investment. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield is greater than the effective yield due to actual cash collections being greater than modeled.

Total portfolio investment activity for the three months ended December 31, 2022, and 2021 was as follows (in thousands):

	Three Months Ended December 31,
	2022	2021
Beginning Portfolio	$222,178	$206,247
Early/loan payoff	—	(30,448)
Interest paid-in-kind	2,660	252
Provision for credit losses	(3,491)	—
Investment in finance receivables	21,368	22,250
Loan discount and fee accretion	765	(1,062)
Remeasurement of finance receivable	539	—
Net unrealized (loss) gain on marketable investments and warrant assets	(200)	(124)
Principal payments received on investments	(513)	(4,653)
Royalty (paydown) accretion	(1,235)	(1,006)
Realized loss on sale of investments	(130)	—
Warrant and equity investments, net of sales and cancellations	(4,090)	(1,840)
Ending Portfolio	$237,851	$189,616

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) net income to SWK’s adjusted net income (Non-GAAP) for the three-month periods ended December 31, 2022 and 2021. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended December 31,
	2022	2021
Net income	$2,832	$6,327
Add (subtract): Income tax (benefit) expense	(7,211)	2,102
Add: Enteris amortization expense	426	543
Add (subtract): Unrealized net loss on warrants assets	206	406
Subtract: Unrealized net gain on equity securities	(6)	(282)
Add: Foreign currency transaction losses	215	—
Add: Other non-recurring expenses	—	588
Add (subtract): Loss (gain) on change in fair value of contingent consideration	5,170	(140)
Adjusted income before income tax (benefit) expense	$1,632	$9,544
Adjusted income tax (benefit) expense	—	—
Non-GAAP net income	$1,632	$9,544

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities, warrants, and foreign currency transactions, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before (benefit) provision from income taxes, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month periods ended December 31, 2022 and 2021. The table eliminates Enteris operating (income) loss. The adjusted income before (benefit) provision from income taxes is derived in the table above and eliminates income tax (benefit) expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended December 31,
	2022	2021
Non-GAAP net income	$1,632	$9,544
Add (subtract): Enteris operating loss (gain), excluding amortization expense and change in fair value of contingent consideration	2,752	(2,625)
Adjusted Finance Receivable segment income before income tax (benefit) expense	4,384	6,919
Adjusted income tax (benefit) expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$4,384	$6,919

Non-GAAP Tangible Finance Book Value Per Share

The following table provides a reconciliation of SWK's GAAP book value per share to its non-GAAP tangible finance book value per share as of December 31, 2022 and 2021. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris property and equipment and acquisition-related contingent consideration.

	December 31, 2022	December 31, 2021
GAAP shareholder's equity	$279,929	$267,236
Shares outstanding	12,843	12,836
GAAP book value per share	$21.80	$20.82

Subtract: Deferred tax assets, net	(24,480)	(20,539)
Subtract: Intangible assets, net	(8,190)	(9,964)
Subtract: Goodwill	(8,404)	(8,404)
Subtract: Enteris Property and equipment, net	(5,817)	(5,779)
Add: Contingent consideration payable	11,200	8,530
Non-GAAP tangible finance book value	244,238	231,080
Shares outstanding	12,843	12,836
Non-GAAP tangible finance book value per share	$19.02	$18.00

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Monday, April 3, 2023, at 10:00 a.m. ET, to discuss its corporate and financial results for the fourth quarter 2022.

Interested participants and investors may access the conference call by dialing either:

(844) 378-6488 (U.S.)

(412) 317-1079 (International)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on April 3, 2023.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net (loss) income also excludes Enteris operating losses.

Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris property and equipment, and contingent consideration associated with the Enteris transaction. Adjusted return on tangible financing book value is calculated by dividing finance receivables segment adjusted non-GAAP net income by tangible finance book value.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

About SWK Holdings Corporation

SWK Holdings Corporation is a life science-focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma® drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect SWK's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" and elsewhere in SWK's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors which, individually or in the aggregate, could cause the Company's actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Jason Rando (Media)

jrando@tiberend.com

SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$6,156	$42,863
Interest and accounts receivable, net	3,094	1,803
Marketable investments	—	1,034
Other current assets	1,114	1,727
Total current assets	10,364	47,427

Finance receivables, net	236,555	181,553
Collateral on foreign currency forward contract	2,750	—
Marketable investments	76	119
Cost method investment	—	3,491
Deferred tax assets, net	24,480	20,539
Warrant assets	1,220	3,419
Intangible assets, net	8,190	9,964
Goodwill	8,404	8,404
Property and equipment, net	5,840	5,779
Other non-current assets	1,742	1,970
Total assets	$299,621	$282,665

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,902	$5,087
Revolving credit facility	2,445	8
Total current liabilities	6,347	5,095

Contingent consideration payable	11,200	8,530
Other non-current liabilities	2,145	1,804
Total liabilities	19,692	15,429

Stockholders' equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,843,157 and 12,836,133 shares issued and outstanding at December 31, 2022 and 2021, respectively	12	13
Additional paid-in capital	4,430,922	4,431,719
Accumulated deficit	(4,151,005)	(4,164,496)
Total stockholders' equity	279,929	267,236
Total liabilities and stockholders' equity	$299,621	$282,665

SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Revenues
Finance receivable interest income, including fees	$9,716	$9,453	$35,461	$39,310
Pharmaceutical development	24	5,276	5,485	16,122
Other	57	227	538	723
Total revenues	9,797	14,956	41,484	56,155
Costs and expenses:
Provision for credit losses	3,491	—	3,491	—
Interest expense	98	82	340	374
Pharmaceutical manufacturing, research and development expense	1,779	1,770	6,952	7,347
General and administrative	2,437	3,795	12,964	13,620
Change in fair value of acquisition-related contingent consideration	5,170	(140)	5,170	(287)
Depreciation and amortization expense	635	756	2,599	4,061
(Loss) income from operations	(3,813)	8,693	9,968	31,040
Other income (expense), net
Unrealized net (loss) gain on warrants	(206)	(406)	417	272
Unrealized net gain (loss) on equity securities	6	282	(528)	1,839
Realized loss on sale of investments	(151)	(140)	(151)	(140)
Foreign currency transaction loss	(215)	—	(215)	—
(Loss) income before income tax (benefit) expense	(4,379)	8,429	9,491	33,011
Income tax (benefit) expense	(7,211)	2,102	(4,000)	7,082
Net income	$2,832	$6,327	$13,491	$25,929

Net income per share
Basic	$0.22	$0.49	$1.05	$2.03
Diluted	$0.22	$0.49	$1.05	$2.02
Weighted average shares outstanding
Basic	12,849	12,809	12,835	12,796
Diluted	12,911	12,869	12,880	12,834

SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$13,491	$25,929
Adjustments to reconcile net income to net cash provided by operating activities
Provision for credit losses	3,491	—
Amortization of debt issuance costs	69	49
Right-of-use asset amortization	229	250
Deferred income taxes	(3,941)	6,952
Change in fair value of warrants	(417)	(272)
Change in fair value of equity securities	528	(1,839)
Foreign currency transaction loss	754	—
Loss on sale of marketable securities	151	140
Change in fair value of acquisition-related contingent consideration	5,170	(287)
Loan discount and fee accretion	(2,204)	(1,130)
Interest paid-in-kind	(5,995)	(950)
Stock-based compensation	500	1,163
Depreciation and amortization	2,599	4,061
Changes in operating assets and liabilities:
Interest and accounts receivable	(1,291)	108
Derivative assets and liabilities, net	(539)	—
Collateral on forward currency exchange contract	(2,750)	—
Other assets	(44)	(2,038)
Accounts payable and other liabilities	(1,599)	2,159
Net cash provided by operating activities	8,202	34,295

Cash flows from investing activities:
Proceeds from sale of marketable investments	4,151	—
Cash received from settlement of warrants and equity securities	—	1,875
Investment in finance receivables	(93,118)	(42,350)
Repayment of finance receivables	45,673	67,192
Corporate debt securities principal payments	43	122
Purchases of property and equipment	(297)	(1,078)
Net cash (used in) provided by investing activities	(43,548)	25,761

Cash flows from financing activities:
Net settlement for employee taxes on restricted stock and options	(160)	(368)
Repurchases of common stock, including fees and expenses	(1,138)	—
Net proceeds from (payments on) revolving credit facility	2,437	(11,750)
Payment of acquisition-related contingent consideration	(2,500)	(8,083)
Net cash used in financing activities	(1,361)	(20,201)

Net (decrease) increase in cash and cash equivalents	(36,707)	39855
Cash and cash equivalents at beginning of period	42,863	3008
Cash and cash equivalents at end of period	$6,156	$42,863

Supplemental noncash flow activity:
Warrants received in connection with finance receivables	$1,180	$175
Cash paid for interest	$268	$110
Fair value of common stock received in connection with payoff of term loan	$—	$887
Fair value of common stock received upon exercise of warrant	$3,667	$—